CUSIP No. 67059N108

Exhibit 99.1

Joint Filing Agreement Pursuant to Rule 13d-1(k)

This "Joint Filing Agreement" is made pursuant to Rule 13d-l(k)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), by and among the parties listed below, each a "Joint Filer."

The Joint Filers agree that this Statement on Schedule 13G, to which this Joint Filing Agreement is an exhibit (the "Statement"), may be filed on each of their behalf and that the Statement may thereafter be amended by further joint filings.  The Joint Filers state that they each satisfy the requirements for making a joint filing under Rule 13d-1(k) of the Exchange Act.

IN WITNESS WHEREOF, each of the Joint Filers hereby execute this Joint Filing Agreement as of May 19, 2017.

Ajeet Singh

/s/ Ajeet Singh

Renu Saharan

/s/ Renu Saharan

SINGH/SAHARAN REVOCABLE TRUST

By: /s/ Ajeet Singh
Name: Ajeet Singh
Title: Trustee